EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-103720 and 333-131847) and the Registration Statement on Form S-3/A (No. 333-130316) of Equitex, Inc. and subsidiaries, of our report dated April 10, 2006, which appears on page F-1 of this annual report on Form 10-K for the year ended December 31, 2005.

/s/GHP Horwath, P.C.

Denver, Colorado
April 14, 2006